Exhibit 21.1
AmREIT
List of subsidiaries

State of
Entity	Incorporation / Organization
AmREIT Plaza in the Park, LP	TX
AmREIT Realty Investment Corporation	TX
AmREIT Securities Company	TX
AmREIT Uptown Park, LP	TX
Mac Arthur Park, LP	DE